UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008

Black Gaming, LLC
 (Exact name of registrant as specified in its charter)

Nevada	333-123179	20-8160036
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10777 W Twain Ave, Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 318-6888

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2008, we appointed Anthony Toti to serve as our Chief Operating Officer. Mr. Toti will oversee the operations of all of our properties.

Mr. Toti, 49, has been employed by us as our Vice President of Gaming Operations and the General Manager of our CasaBlanca Resort and Casino since October 2007. From July 2000 through October 2007, Mr. Toti served as the Director of Casino Operations at the Suncoast Hotel and Casino in Las Vegas, Nevada. Since 1989, Mr. Toti has been the managing member of Las Vegas School of Dealing, LLC in Las Vegas, Nevada.

There are no family relationships between Mr. Toti and any of our other executive officers or directors, and there are no related-party transactions involving Mr. Toti. None of the companies with which Mr. Toti has been employed prior to joining us is affiliated with us.

We are in the process of finalizing an employment agreement with Mr. Toti. However, we expect the material terms of Mr. Toti’s employment as our Chief Operating Officer to be as summarized below.

Mr. Toti’s base salary will be $250,000 per year. Further, if Mr. Toti is employed by us as of December 31 of any year, we will pay Mr. Toti a bonus of $50,000. However, if Mr. Toti is not employed by us as of December 31, he will have no right to receive any portion of such amount. The initial term of Mr. Toti’s employment as Chief Operating Officer will be through December 31, 2009 unless sooner terminated and shall automatically renew for successive one year periods unless written notice is given by either party at least 30 days prior to the otherwise scheduled expiration of the term that such term shall not renew. If Mr. Toti is terminated without cause, he will be entitled to receive an amount equal to his salary for the remainder of the term. Mr. Toti will also be able to participate in our employee benefit programs and plans generally made available to our executives or salaried employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Gaming, LLC

Date: December 30, 2008
	By:	/s/ Sean P. McKay

Sean P. McKay
	Its:	Chief Accounting Officer